SUB-ITEM 77K


                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

                           INVESCO MID-CAP VALUE FUND



The Fund is a new fund that was formed to acquire the assets and liabilities of a predecessor fund in a shell fund reorganization (the "Reorganization"). PricewaterhouseCoopers LLP ("PWC") was appointed as the independent registered public accounting firm of the Fund for the fiscal year ending August 31, 2010.

The predecessor fund's financial statements were audited by a different independent registered public accounting firm (the "Prior Auditor").

Effective June 1, 2010, the Prior Auditor resigned as the independent registered public accounting firm of the predecessor fund. The Prior Auditor's report on the financial statements of the fund for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period the Prior Auditor was engaged, there were no disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Prior Auditor's satisfaction, would have caused it to make reference to that matter in connection with its report.


(Letter dated October 29, 2010 from Deloitte & Touche LLP is attached as Attachment A to this exhibit.)


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ATTACHMENT A
October 29, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561


Dear Sirs/Madams:

We have read Item 77K of AIM Sector Funds (Invesco Sector Funds) Form N-SAR dated October 29, 2010, which includes Invesco Mid-Cap Value Fund and we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP